EXHIBIT 23.1

                         Consent of Independent Auditors

         We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17393, 333-40823 and 333-40825, 333-57231,
333-64429,  333-68159,  and  333-87761) of our reports dated March 24, 2000 with respect to the consolidated balance sheet of Engineering Animation, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended and the related financial statement schedule which reports appear in the December 31, 1999 annual report on Form 10-K of Engineering Animation, Inc.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 13, 2000